Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As an independent registered public accounting firm, we hereby consent to the use, in the Amendment No. 1 to the Registration Statement on Form S-1, of our report dated April 15, 2008, relating to the financial statements of SkyPostal Networks, Inc. as of December 31, 2007 and 2006 and for the years then ended. We also consent to the reference to our firm under the caption “Experts” in the Prospectus contained in said Registration Statement filed with the Securities and Exchange Commission.

/s/ Morrison Brown Argiz & Farra, LLP
Certified Public Accountants

October 22, 2008